MPLX LP Reports Fourth-Quarter and Full-Year 2014 Financial Results

•	Reported adjusted EBITDA of $42.4 million; distributable cash flow of $32.1 million

•	Declared distribution of $0.3825 per common unit, a 22.4 percent increase over fourth-quarter 2013

•	Executed first step in accelerated growth plan by increasing interest in MPLX Pipe Line Holdings to 99.5 percent

•	Announced capital plan of $260 million for 2015

FINDLAY, Ohio, Feb. 4, 2015 - MPLX LP (NYSE: MPLX) today reported fourth-quarter 2014 net income attributable to MPLX of $29.2 million, or $0.38 per common limited partner unit, compared with $20.2 million, or $0.27 per common limited partner unit, for the fourth quarter of 2013. Fourth-quarter 2014 adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) attributable to MPLX were $42.4 million and distributable cash flow attributable to MPLX was $32.1 million.

Net income attributable to MPLX was $121.3 million, or $1.55 per common limited partner unit, for the full-year 2014 compared with $77.9 million, or $1.05 per common limited partner unit, for the full-year 2013. Full-year 2014 adjusted EBITDA attributable to MPLX was $166.3 million and distributable cash flow attributable to MPLX was $138.5 million.

On Jan. 20, the MPLX board of directors declared a distribution of $0.3825 per unit. This represents an increase of $0.07 per unit, or 22.4 percent, over the fourth-quarter 2013 distribution and an increase of $0.025 per unit, or 7.0 percent, over the third-quarter 2014 distribution. Since the partnership's initial public offering in October 2012, the MPLX board has authorized distribution increases for eight consecutive quarters, representing a compound annual growth rate of 20.7 percent over its minimum quarterly distribution.

“In MPLX’s second full year as a publicly-traded partnership, we have reaffirmed our commitment to our unitholders by announcing plans to substantially accelerate growth of the partnership," said Chairman and Chief Executive Officer Gary R. Heminger. He noted MPLX’s fourth-quarter acquisition of an additional 30.5 percent interest in MPLX Pipe Line Holdings LP, which increased its interest to 99.5 percent. "This acquisition is an important first step in the execution of our strategy to accelerate MPLX's growth. This transaction will help support an increased average annual distribution growth rate in the mid-20 percent range over the next five years. As part of this plan, we are targeting a year-over-year distribution growth of approximately 29 percent for the calendar year 2015,” said Heminger.

"MPLX is a sponsored master limited partnership (MLP) with a strong, fee-based earnings profile and has minimal direct exposure to commodity risk," Heminger said. “Most of the crude oil and refined product movements that underlie these earnings are related to Marathon Petroleum Corporation's crude oil and refined product movements under long-term contracts with minimum volume commitments and are not directly impacted by the lower crude oil prices we have seen recently."

In 2015, MPLX plans to spend approximately $220 million on organic expansion projects and nearly $40 million of capital to maintain high reliability of its assets. Heminger commented that growth projects for 2015 include the proposed Cornerstone Pipeline and other associated Utica shale build-out projects, which completed a non-binding open season in the second half of 2014. A binding open season is expected during the first quarter of 2015.

Heminger highlighted the importance of the partnership’s sponsor, Marathon Petroleum Corporation (NYSE: MPC), stating, “Having a strong sponsor with a large portfolio of MLP-qualifying earnings, in addition to organic growth opportunities and potential third-party acquisitions, provides multiple avenues to support MPLX’s accelerated growth plan.”

Discussion of Results

MPLX revenues and other income for the fourth quarter of 2014 were $139.1 million, compared with $125.6 million for the fourth quarter of 2013. For the full year 2014, MPLX revenues and other income were $548.3 million, compared with $486.3 million for the full-year 2013. The increase in revenues and other income for both the fourth quarter and full year was primarily due to higher pipeline tariff rates and revenue recognized for volume deficiency credits. These revenue increases substantially exceeded the impact of lower throughput for the full year of 2014 compared to the same period in 2013. MPC and related parties accounted for approximately 90 percent of MPLX's revenue for 2014, including revenues attributable to volumes shipped by MPC under joint tariffs with third parties.

After deducting MPC’s retained interest, net income attributable to MPLX for the fourth quarter and full-year 2014 rose $9.0 million and $43.4 million, respectively, over the same periods of 2013 due to increased revenue and a larger ownership interest in MPLX Pipe Line Holdings LP.

Financial Position and Liquidity

During the fourth quarter, MPLX entered into a new five-year $1 billion revolving credit facility and a $250 million term loan, replacing the previous $500 million five-year facility. As of Dec. 31, MPLX had $27.3 million of cash and cash equivalents and $615.0 million available on its bank credit facility. The partnership believes this liquidity, and its access to public debt and equity markets, should be sufficient to meet its short-term and long-term funding requirements, including expanding its growing base of distributable cash flow.

Conference Call

At 2 p.m. EST today, MPLX will hold a webcast and conference call to discuss the reported results and provide an update on operations. Interested parties may listen to the conference call on MPLX's website at http://www.mplx.com by clicking on the "2014 Fourth-Quarter Financial Results" link in the "News & Headlines" section. Replays of the conference call will be available on MPLX's website through Wednesday, Feb. 18. Investor-related material will also be available online prior to the webcast and conference call at http://ir.mplx.com.

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About MPLX LP

MPLX is a fee-based, growth-oriented master limited partnership formed in 2012 by Marathon Petroleum Corporation to own, operate, develop and acquire pipelines and other midstream assets related to the transportation and storage of crude oil, refined products and other hydrocarbon-based products. Headquartered in Findlay, Ohio, MPLX's assets consist of a 99.5 percent equity interest in a network of common carrier crude oil and products pipeline assets located in the Midwest and Gulf Coast regions of the United States and a 100 percent interest in a butane storage cavern located in W.Va. with approximately 1 million barrels of natural gas liquids storage capacity.

Investor Relations Contacts:
Geri Ewing (419) 421-2071
Teresa Homan (419) 421-2965

Media Contacts:
Chuck Rice (419) 421-2521
Brandon Daniels (419) 421-3127

In addition to our financial information presented in accordance with U.S. generally accepted accounting principles (GAAP), management utilizes additional non-GAAP measures to facilitate comparisons of past performance and future periods. This news release and supporting schedules include the non-GAAP measures adjusted EBITDA and distributable cash flow. We believe certain investors use adjusted EBITDA to evaluate MPLX's financial performance between periods and to compare MPLX's performance to certain competitors. We believe certain investors use distributable cash flow to determine the amount of cash generated from the partnership's operations and available for distribution to its unitholders. These additional financial measures are reconciled from the most directly comparable measures as reported in accordance with GAAP and should be viewed in addition to, and not in lieu of, our consolidated financial statements and footnotes.

This press release contains forward-looking statements within the meaning of the federal securities laws regarding both MPLX and MPC. These forward-looking statements relate to, among other things, expectations, estimates and projections concerning the business and operations of MPLX and MPC. You can identify forward-looking statements by words such as "anticipate," "believe," "estimate," "objective," "expect," "forecast," “plan,” "project," "potential," "target," "could," "may," "should," "would," "will" or other similar expressions that convey the uncertainty of future events or outcomes. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the companies’ control and are difficult to predict. Factors that could cause MPLX’s actual results to differ materially from those in the forward-looking statements include: the adequacy of our capital resources and liquidity, including, but not limited to, availability of sufficient cash flow to pay distributions and execute our business plan; the timing and extent of changes in commodity prices and demand for crude oil, refined products, feedstocks or other hydrocarbon-based products; volatility in and/or degradation of market and industry conditions; completion of pipeline capacity by our competitors; disruptions due to equipment interruption or failure, including electrical shortages and power grid failures; the suspension, reduction or termination of MPC's obligations under our commercial agreements; our ability to successfully implement our growth plan, whether through organic growth or acquisitions; modifications to earnings and distribution growth objectives; federal and state environmental, economic, health and safety, energy and other policies and regulations; changes to MPLX's capital budget; other risk factors inherent to our industry; and the factors set forth under the heading "Risk Factors" in MPLX's

Annual Report on Form 10-K for the year ended Dec. 31, 2013, filed with the Securities and Exchange Commission (SEC). Factors that could cause MPC’s actual results to differ materially from those in the forward-looking statements include: changes to the expected construction costs and timing of pipeline projects; volatility in and/or degradation of market and industry conditions; the availability and pricing of crude oil and other feedstocks; slower growth in domestic and Canadian crude supply; an easing or lifting of the U.S. crude oil export ban; completion of pipeline capacity to areas outside the U.S. Midwest; consumer demand for refined products; transportation logistics; the reliability of processing units and other equipment; MPC’s ability to successfully implement growth opportunities; modifications to MPLX earnings and distribution growth objectives; impacts from MPC’s repurchases of shares of MPC common stock under its share repurchase authorizations, including the timing and amounts of any common stock repurchases; federal and state environmental, economic, health and safety, energy and other policies and regulations; MPC’s ability to successfully integrate the acquired Hess retail operations and achieve the strategic and other expected objectives relating to the acquisition, including any expected synergies; changes to MPC's capital budget; other risk factors inherent to MPC’s industry; and the factors set forth under the heading "Risk Factors" in MPC's Annual Report on Form 10-K for the year ended Dec. 31, 2013, filed with SEC. Unpredictable or unknown factors not discussed here, in MPLX’s Form 10-K or in MPC’s Form 10-K could also have material adverse effects on forward-looking statements.

Copies of MPLX's Form 10-K are available on the SEC website, MPLX's website at http://ir.mplx.com or by contacting MPLX's Investor Relations office. Copies of MPC’s Form 10-K are available on the SEC website, MPC’s website at http://ir.marathonpetroleum.com or by contacting MPC’s Investor Relations Office.

Results of Operations (unaudited)
	Three Months Ended December 31		Year Ended December 31,
(In millions, except per unit data)	2014	2013	2014	2013
Revenues and other income:
Sales and other operating revenues	$17.0	$18.9	$69.2	$78.9
Sales to related parties	114.9	100.0	450.9	384.2
Other income	1.1	1.3	5.2	4.4
Other income – related parties	6.1	5.4	23.0	18.8
Total revenues and other income	139.1	125.6	548.3	486.3
Costs and expenses:
Cost of revenues (excludes items below)	42.4	36.7	145.3	135.9
Purchases from related parties	26.1	25.2	97.5	94.6
Depreciation	12.7	12.6	50.2	48.9
General and administrative expenses	17.7	13.3	64.8	53.7
Other taxes	1.7	1.3	7.2	6.2
Total costs and expenses	100.6	89.1	365.0	339.3
Income from operations	38.5	36.5	183.3	147.0
Net interest and other financial costs	2.3	0.4	5.3	1.1
Income before income taxes	36.2	36.1	178.0	145.9
Benefit for income taxes	(0.2)	(0.7)	(0.1)	(0.2)
Net income	36.4	36.8	178.1	146.1
Less: Net income attributable to MPC-retained interest	7.2	16.6	56.8	68.2
Net income attributable to MPLX LP	29.2	20.2	121.3	77.9
Less: General partner’s interest in net income
attributable to MPLX LP	2.2	0.5	5.9	1.7
Limited partners’ interest in net income attributable to MPLX LP	$27.0	$19.7	$115.4	$76.2

Per Unit Data
Net income attributable to MPLX LP per limited partner unit:
Common - basic	$0.38	$0.27	$1.55	$1.05
Common - diluted	0.38	0.27	1.55	1.05
Subordinated - basic and diluted	0.33	0.27	1.50	1.01

Weighted average limited partner units outstanding:
Common units – basic	38.6	37.0	37.4	37.0
Common units – diluted	38.7	37.0	37.4	37.0
Subordinated units – basic and diluted	37.0	37.0	37.0	37.0

Other Financial Information (unaudited)
	Three Months Ended December 31		Year Ended December 31,
(In millions, except per unit and ratio data)	2014	2013	2014	2013

Quarterly distribution declared per unit	$0.3825	$0.3125	$1.4100	$1.1675

Volume deficiency credits attributable to MPLX LP(a)	$8.3	$2.2	$33.8	$2.5

Adjusted EBITDA attributable to MPLX LP	$42.4	$28.9	$166.3	$111.2

Distributable cash flow attributable to MPLX LP	$32.1	$28.3	$138.5	$114.1

Distribution declared:
Limited partner units - public	$8.9	$6.2	$29.4	$23.2
Limited partner units - MPC	21.7	16.9	77.2	63.1
General partner units - MPC	0.7	0.5	2.2	1.8
Incentive distribution rights - MPC	1.7	0.1	3.6	0.1
Total distribution declared	$33.0	$23.7	$112.4	$88.2

Coverage ratio	0.97x	1.19x	1.23x	1.29x

(a) Current period revenue related to volume deficiency credits generated in prior periods that are included in adjusted
EBITDA but not distributable cash flow.

Reconciliation of Adjusted EBITDA attributable to MPLX LP and Distributable Cash Flow attributable to MPLX LP to Net Income (unaudited)
	Three Months Ended December 31		Year Ended December 31,
(In millions)	2014	2013	2014	2013
Net Income	$36.4	$36.8	$178.1	$146.1
Less: Net income attributable to MPC-retained interest	7.2	16.6	56.8	68.2
Net income attributable to MPLX LP	29.2	20.2	121.3	77.9
Plus: Net income attributable to MPC-retained interest	7.2	16.6	56.8	68.2
Depreciation	12.7	12.6	50.2	48.9
Benefit for income taxes	(0.2)	(0.7)	(0.1)	(0.2)
Non-cash equity-based compensation	0.6	0.6	2.0	1.4
Net interest and other financial costs	2.3	0.4	5.3	1.1
Adjusted EBITDA	51.8	49.7	235.5	197.3
Less: Adjusted EBITDA attributable to MPC-retained interest	9.4	20.8	69.2	86.1
Adjusted EBITDA attributable to MPLX LP	42.4	28.9	166.3	111.2
Plus: Current period deferred revenue for committed volume deficiencies(a)	8.8	6.0	31.2	18.7
Less: Net interest and other financial costs(b)	2.3	0.4	5.8	1.5
Income taxes paid (refunded)	(0.3)	0.1	(0.3)	0.1
Maintenance capital expenditures paid	8.8	3.9	19.7	11.7
Volume deficiency credits(c)	8.3	2.2	33.8	2.5
Distributable cash flow attributable to MPLX LP	$32.1	$28.3	$138.5	$114.1

Reconciliation of Adjusted EBITDA attributable to MPLX LP and Distributable Cash Flow attributable to MPLX LP to Net Cash Provided by Operating Activities (unaudited)
	Year Ended December 31,
(In millions)	2014	2013
Net cash provided by operating activities	$246.8	$212.2
Less: Changes in working capital items	18.6	23.0
All other, net	1.5	2.4
Plus: Non-cash equity-based compensation	2.0	1.4
Net interest and other financial costs	5.3	1.1
Current income tax benefit	(0.1)	(0.3)
Asset retirement expenditures	1.6	8.3
Adjusted EBITDA	235.5	197.3
Less: Adjusted EBITDA attributable to MPC-retained interest	69.2	86.1
Adjusted EBITDA attributable to MPLX LP	166.3	111.2
Plus: Current period deferred revenue for committed volume deficiencies(a)	31.2	18.7
Less: Net interest and other financial costs(b)	5.8	1.5
Income taxes paid (refunded)	(0.3)	0.1
Maintenance capital expenditures paid	19.7	11.7
Volume deficiency credits(c)	33.8	2.5
Distributable cash flow attributable to MPLX LP	$138.5	$114.1

(a) Deficiency payments included in distributable cash flow that are not included in net income or adjusted EBITDA.

(b) Starting in the third quarter of 2014, net interest and other financial costs is used to calculate distributable cash flow attributable to MPLX LP instead of cash interest paid, net. All prior periods presented have been recalculated to reflect a consistent approach. Previously, distributable cash flow attributable to MPLX LP was $28.3 million in the fourth quarter of 2013 and $114.6 million for the year ended Dec. 31, 2013.
(c) Current period revenue related to volume deficiency credits generated in prior periods that are included in adjusted
EBITDA but not distributable cash flow.

Select Operating Data (unaudited)
	Three Months Ended December 31		Year Ended December 31,
	2014	2013	2014	2013
Pipeline throughput (thousands of barrels per day):
Crude oil pipelines	1,065	1,026	1,041	1,075
Product pipelines	979	855	878	911
Total	2,044	1,881	1,919	1,986
Average tariff rates ($ per barrel):
Crude oil pipelines	$0.62	$0.64	$0.64	$0.61
Product pipelines	0.61	0.59	0.61	0.56
Total pipelines	0.61	0.61	0.63	0.59

Select Financial Data (unaudited)
	Three Months Ended December 31		Year Ended December 31,
(In millions)	2014	2013	2014	2013
Capital Expenditures(a):
Maintenance	$10.8	$6.4	$28.2	$21.7
Expansion	28.3	17.1	64.9	87.8
Total capital expenditures	39.1	23.5	93.1	109.5
Less: Increase (decrease) in capital accruals	7.0	(6.9)	12.9	(5.3)
Asset retirement expenditures	0.6	4.9	1.6	8.3
Additions to property, plant and equipment	$31.5	$25.5	$78.6	$106.5

(a) Excludes acquisitions of additional interests in MPLX Pipe Line Holdings LP.

Select Balance Sheet Data (unaudited)
(In millions, except ratio data)	December 31 2014	September 30 2014
Cash and cash equivalents	$27.3	$32.2
Total assets	1,214.5	1,194.3
Long term debt(a)	644.8	265.0
Total equity	463.7	833.3
Consolidated total debt to consolidated EBITDA (covenant basis)(b)	2.8x	1.7x

Partnership units outstanding:
General partner units	1.6	1.5
MPC-held limited partner units	57.0	54.1
Public limited partner units	23.4	19.9
(a) Includes amounts due within one year.